Exhibit 10.9

F-star Therapeutics, Inc.

Non-Employee Director Compensation Plan

The following non-employee director compensation plan shall apply to all non-employee directors of the Company.

•	Each non-employee director will receive an annual cash retainer in the amount of $42,500 per year.

•	The chairman of the board will receive an annual cash retainer in the amount of $85,000 per year.

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The chairperson of the audit committee will receive additional annual cash compensation in the amount of $16,500 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $8,000 per year for such member’s service on the audit committee.

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The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $12,500 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $6,500 per year for such member’s service on the compensation committee.

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The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $9,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $4,500 per year for such member’s service on the nominating and corporate governance committee.

•	Board fees shall be paid quarterly in arrears.

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Each newly appointed non-employee director is expected to be granted a non-qualified stock option to purchase 35,000 shares of Company common stock at the first regularly scheduled meeting of the Board on or after his or her initial appointment or election to the Board. In addition, annually, each incumbent non-employee director who has served as a director for at least six (6) months is expected to be granted a non-qualified stock option to purchase 20,000 shares of Company common stock on the date of the annual meeting of stockholders. Non-employee directors may also elect to receive their annual fees for Board and committee service for a given year in the form of vested shares of Company common stock (based on the fair market value of the Company’s common stock).

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Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this plan will; (i) vest in twelve equal monthly installments following the grant date until the first anniversary of the grant date, in each case subject to the non-employee director’s continued service on the board of directors; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined on the grant date; (iii) terminate ten years after the grant date; (iv) accelerate in full upon the occurrence of a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan); and contain such other terms and conditions as set forth in the form of option agreement approved by the Board or the Compensation Committee prior to the grant date. Any option grants that are issued to directors under the Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”) are subject to the limitation in the 2015 Plan providing that the number of shares to be granted to any non-employee director under the 2015 Plan in any calendar year may not exceed the lesser of (i) 20,000 shares or (ii) awards having an aggregate grant date fair value of $200,000, except that the foregoing limitation shall not apply to awards made pursuant to an election by a non-employee director to receive the award in lieu of cash for all or a portion of cash fees to be received for service on the Board or any committee thereof.

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The number of shares to be covered by each option award will be determined as follows: The option value will be calculated by multiplying the closing price of the Company’s Common Stock on the day prior to the grant date by the Black-Scholes value that date. The resulting option value will be divided into the target value of the option award. If the result is not a whole number of shares, the number of shares will be rounded up to the nearest whole share.